STATE OF DELAWARE CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF TRUST

Pursuant to Title 12, Section 3810(b) of the Delaware Statutory Trust Act, the undersigned Trust executed the following Certificate of Amendment:

First: Name of Statutory Trust: Hatteras Ramius 1099 Institutional Fund

Second: The Certificate of Amendment to the Certificate of Trust is hereby amended as follows:

The name of the Statutory Trust is “Hatteras 1099 Advantage Institutional Fund”.

Third: This Certificate of Amendments shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned has executed this Certificate on the 9th day of June, 2009 A.D.

By: /s/ David B. Perkins

Name: David B. Perkins
as trustee and not individually

State of Delaware Secretary of State Division of Corporations Delivered 03:46 PM 06/09/2009 FILED 03:46 PM 06/09/2009 SRV 090602854 – 4663771 FILE